Exhibit 22

                      TRANSACTIONS IN SHARES OF THE ISSUER

                  The Reporting Persons engaged in the following transactions in Shares of the Issuer during the past 60 days. All such transactions involved sales of Shares and were effected on The New York Stock Exchange.


   Reporting Person With                                                                             Price per Share
Direct Beneficial Ownership        Date of Transaction             Number of Shares              (Excluding Commissions)
----------------------------    ---------------------------    --------------------------     ----------------------------
         Greenbelt                       06/14/01                      (670,000)                       $14.1765
         Greenbelt                       06/15/01                      (435,000)                       $14.9013















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